[front cover]
                                  J.P. MORGAN
                                 INSTITUTIONAL
                                   BOND FUND
                                 [jp morgan logo]
                                Annual Report
                              October 31, 2000

LETTER TO THE SHAREHOLDERS
--------------------------------------------------------------------------------

December 1, 2000

Dear Shareholder,

    For the 12 months ended October 31, 2000, the J.P. Morgan Institutional Bond Fund provided a total return of 6.83%. The Fund outperformed its peer group--the Lipper Intermediate Investment Grade Debt Funds Average--which returned 5.84% during the same period, but underperformed its benchmark --the Salomon Smith Barney Broad Investment Grade Bond Index--which returned 7.28%.

    The Fund's net asset value (NAV) increased to $9.43 on October 31, 2000, from $9.41 at the start of the fiscal period. During the year, the Fund made distributions of approximately $0.60 per share from ordinary income. On October 31, 2000, the Fund's net assets were approximately $907 million, while the net assets of the U.S. Fixed Income Portfolio, in which the Fund invests, amounted to approximately $1.6 billion.

    On the pages that follow, the Fund's lead portfolio manager, Jay Gladieux, discusses the fixed income market in detail. Jay explains the factors that influenced fund performance during the fiscal period, and provides insight in regard to positioning the Fund for the coming months.

    As chairman and president of Asset Management Services, we appreciate your investment in the Fund. If you have any comments or questions, please contact your Morgan representative, or call J.P. Morgan Funds Services at (800) 766-7722.

Sincerely yours,

/signature/                             /signature/

Ramon de Oliveira                       Keith M. Schappert
Chairman of Asset Management Services   President of Asset Management Services
J.P. Morgan & Co. Incorporated          J.P. Morgan & Co. Incorporated

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Letter to the Shareholders                                                 1
Fund Performance                                                           2
Portfolio Manager Q&A                                                      3
Fund Facts & Highlights                                                    5
Financial Statements                                                       6

FUND PERFORMANCE
--------------------------------------------------------------------------------

EXAMINING PERFORMANCE

    There are several ways to evaluate a mutual fund's historical performance. One way is to look at the growth of a hypothetical investment. The chart at right shows that $5,000,000 invested on October 31, 1990, would have increased to $10,100,867 on October 31, 2000.

    Another way is to review a fund's average annual total return. This calculation takes the Fund's actual return and shows what would have happened if the Fund had achieved that return by performing at a constant rate each year. Average annual total returns represent the average yearly change of a fund's value over various time periods, typically one, five, and ten years (or since inception).

GROWTH OF $5,000,000 OVER 10 YEARS
October 31, 1990-October 31, 2000

[data from line chart]

Salomon Smith Barney Broad Investment Grade Bond Index*            $10,815,417
Lipper Intermediate Investment Grade Debt Funds Average            $10,379,242
J.P. Morgan Institutional Bond Fund                                $10,100,867

PERFORMANCE

                                           TOTAL                 AVERAGE ANNUAL
                                          RETURNS                 TOTAL RETURNS
                                      ------------  ---------------------------------------
                                            ONE        THREE       FIVE           TEN*
                                           YEAR        YEARS       YEARS         YEARS
AS OF OCTOBER 31, 2000
J.P. Morgan Institutional Bond Fund       6.83%        4.95%       5.76%         7.28%

Salomon Smith Barney Broad
    Investment Grade Bond Index**          7.28%        5.65%       6.33%         8.02%

Lipper Intermediate Investment
    Grade Debt Funds Average              5.84%        4.51%       5.34%         7.55%

AS OF SEPTEMBER 30, 2000

J.P. Morgan Institutional Bond Fund       6.91%        5.13%       5.95%         7.35%

Salomon Smith Barney Broad
    Investment Grade Bond Index**          6.92%        5.93%       6.48%         8.09%

Lipper Intermediate Investment
    Grade Debt Funds Average              5.75%        4.85%       5.54%         7.58%

o Performance prior to 7/26/93 (inception date of the Fund) reflects the historical returns of the J.P. Morgan Bond Fund. The Fund's average annual total return from the inception date on 7/26/93 through 10/31/00 is 5.96%.

** The Salomon Smith Barney Broad Investment Grade Bond Index is an unmanaged, market-weighted index that contains approximately 4,700 individually priced investment-grade bonds.

    Past performance is no guarantee of future results. Fund returns are net of fees, assume the reinvestment of distributions, and reflect reimbursements of certain fund and portfolio expenses as described in the prospectus. Had expenses not been subsidized, returns would have been lower. Lipper Analytical Services, Inc. is a leading source of mutual fund data.

PORTFOLIO MANAGER Q&A
--------------------------------------------------------------------------------

[photo of Jay A. Gladieux]

    The following is an interview with JAY A. GLADIEUX, vice president, and a portfolio manager in the U.S. Fixed Income group. As a J.P. Morgan Investment Management employee for the past three years, Jay has concentrated on broad market strategies. Previously, Jay spent 15 years at Morgan Stanley & Co. He graduated from Allegheny College with a major in economics, and received his M.B.A. from the University of California, Berkeley, with a specialization in both finance and accounting. This interview was conducted on November 15, 2000, and reflects Jay's views on that day.

WHAT DEVELOPMENTS DROVE YOUR INVESTMENT  STRATEGIES OVER THE PAST YEAR?

    There were several key factors that impacted the fixed income markets and our portfolio strategy. Among the most significant were the growth path of the U.S. economy, progressive Federal Reserve tightening of monetary policy, and the federal government using part of the fiscal surplus to buy back outstanding U.S. Treasuries. Other factors included increased stress in the credit sectors and Y2K-related technicals.

HOW DID THESE DEVELOPMENTS IMPACT YOUR DURATION DECISIONS FOR THE PORTFOLIO?

    Let me preface my answer by saying that, while we actively manage duration, it is only one source of returns for the portfolio, and we are careful to ensure that duration decisions do not overpower other sources of return.

    Looking at the latter part of 1999, we felt that the U.S. economy was growing much stronger, and that the Fed would be more aggressive in tightening monetary policy. As a result, in 4Q99, our duration position was shorter than the benchmark, with a yield curve flattening bias.

    As we moved into 1Q00, it became clear that the fiscal surplus was going to increase the paydowns of outstanding U.S. Treasuries. So, we shifted to a long duration position concentrated at the long end of the yield curve. Paydowns and progressive Fed tightening produced positive results from this position through 2Q00.

    As signs of a slowdown appeared in the economy, we neutralized our yield curve bias. And, as statements by the two major presidential candidates pointed to either tax cuts, or greater spending (and hence a declining fiscal surplus), we moved our long position into the five year area of the yield curve, which is where we closed 3Q00.

HOW DID SECTOR ALLOCATION CONTRIBUTE  TO PERFORMANCE?

    At the beginning of 4Q99, yield spreads in most sectors were exceptionally wide. Our evaluation of Y2K-related risk, at least in the United States, was that it was likely to be a non-event. Based on this analysis, we moved the portfolio to a significant overweight position in the high quality, liquid sectors of mortgages, asset-backed securities, and agencies. We also increased our exposure to high yield and emerging markets debt. As Y2K approached, there was little new issuance, and these sectors significantly outperformed through the end of the year.

WHAT HAPPENED THEN?

    With Y2K behind us, new issue activity resumed strongly, driven by the financing needs of a red-hot economy. This occurred, coincidentally, just as Treasuries became scarcer. There were also increasing signs of deteriorating credit quality from stressed corporate balance sheets and persistent illiquidity in the corporate and high-yield sectors. During this time, the broker/dealer community sought to maintain a low-risk profile. As a result, we liquidated many of our holdings in mortgages, agencies, asset-backed securities, corporates, and high-yield bonds, and moved to an overweight position in Treasuries, relative to the benchmark.

    In 2Q00 and 3Q00, we repositioned to an overweight in mortgages. Here, we wanted to add some yield to the portfolio and expected that higher rates would slow prepayments and new supply. We also initiated a position in $US hedged non-dollar bonds, concentrated in German and French government issues. The thinking here was that, with a slowdown in the global economy, European rates had farther to fall than U.S. rates. Neither of these positions worked out, and resulted in a modest amount of underperformance.

PORTFOLIO MANAGER Q&A
--------------------------------------------------------------------------------
                                                                    (Continued)

WHAT ELSE IMPACTED PERFORMANCE?

    One of the key developments impacting bond market performance over the past year was a dramatic deterioration of credit quality in the high-yield and investment-grade corporate sectors. Moreover, the market severely punished any bad news, causing precipitous drops in the value of any outstanding bonds of an affected issuer. Many of the issuers impacted were household names, like Xerox and AT&T.

    Fortunately, we avoided most of these problems by relying on strong credit research. Still, there was one issue - Laidlaw - that had a significant negative impact. Laidlaw is a Canadian company that most people know from the yellow school buses that they operate. Laidlaw held a significant investment in Safty Kleen, a company that was subsequently revealed to have engaged in accounting irregularities. The market's reaction to this news was severely negative. Over the last year, we had significantly reduced our exposure to Laidlaw, but, nonetheless, the bonds we continued to hold suffered a significant decline in value. We fully exited our Laidlaw position shortly thereafter.

WHAT ARE SOME CHANGING DYNAMICS AFFECTING  THE MARKETPLACE?

    In terms of market-moving developments, I would reiterate the point that high yield and corporate sectors have become increasingly illiquid, threatening to some extent the ability of marginal companies to access the capital markets.

    This illiquidity is the result of several developments. One is a significant decline over the past several years in the number of broker dealers participating in the market. A flat yield curve exacerbates the problem. High short-term rates make it expensive for dealers to finance inventory, so they are inclined to minimize their positions. The traditional portfolio buyers-- insurance companies for example--also have become less willing to step in.

    In all, these developments--fewer dealers, high carrying costs, and a pullback by traditional buyers--helped to chill the market for corporate and high- yield debt.

IF COMPANIES HAVE A TOUGH TIME TAPPING CAPITAL MARKETS, HOW MIGHT THAT IMPACT THEIR PROSPECTS GOING FORWARD?

    It's starting to have an impact, but perhaps less than you might otherwise expect. During the last few years, spreads have widened broadly and interest rates have fallen, so the borrowing costs for corporations have remained viable. When you consider a corporate return on capital in the area of 15%, compared to borrowing costs of, say, 7.5% to 8%, it's still a good deal to borrow and invest, even if the spreads to Treasuries are wide.

    That said, recent credit problems in the corporate sector have made investors cautious and banks have been less willing to lend to marginal credits. The market, as well, has not provided financing to smaller, more marginal credits. This is clearly impacting the performance of such companies, as evidenced by the recent increase in default statistics and distress ratios.

LOOKING TOWARD THE COMING MONTHS, WHAT DO YOU SEE DEVELOPING IN FIXED INCOME MARKETS, AND HOW ARE YOU POSITIONING THE PORTFOLIO?

    In regard to the economy, the most likely scenario is that there is going to be a soft landing, although chances are increasing that the slowdown may be sharper than anticipated. This is particularly evident in regard to the slowdown in industrial sector activity. We also see signs of a slowdown in capital expenditures, and declining consumer confidence.

    As far as interest rates are concerned, we think that rates will either remain stable, or trend modestly lower. For rates to move significantly lower, however, the Fed will have to ease credit conditions. We don't think the Fed will do anything in this regard until there is either a real crisis in the equity market, or the measures of inflation move into a clear downtrend.

    Credit sectors will likely remain volatile and illiquid. If we elect to increase our holdings in the spread sector, we're inclined to do it in the high-quality, liquid sectors, such as mortgages, agencies and asset-backed securities.

    At present, the Fund has a modest long-duration position. We are overweight in the non-call and residential mortgage sectors, and are underweight corporates. In all, we are very conservatively positioned and are awaiting more positive news before we enter the credit sectors in any meaningful way. This will probably be when the Fed commits to an easing mode, but we're not there yet.

FUND FACTS
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE

    J.P. Morgan Institutional Bond Fund seeks to provide a high total return consistent with moderate risk of capital. It is designed for investors who seek a total return that is higher than that generated from short-term obligations, while recognizing the greater price fluctuation of longer-term instruments.

--------------------------------------------------------------------------------
    Inception Date:  7/26/1993
--------------------------------------------------------------------------------
    Fund Net Assets as of 10/31/2000:  $907,411,351
--------------------------------------------------------------------------------
    Portfolio Net Assets as of 10/31/2000:
      $1,622,408,286
--------------------------------------------------------------------------------
    Dividend Payable Dates:  MONTHLY
--------------------------------------------------------------------------------
    Capital Gain Payable Dates
     (if applicable):  12/13/2000

EXPENSE RATIO

    The Fund's current expense ratio of 0.49% covers shareholders' expenses for custody, tax reporting, investment advisory, and shareholder services. The Fund is no-load and does not charge any sales, redemption, or exchange fees. There are no additional charges for buying, selling or safekeeping fund shares, or for wiring redemption proceeds from the Fund.

FUND FACTS
--------------------------------------------------------------------------------

All data as of October 31, 2000

PORTFOLIO ALLOCATION
(As a percentage of total investment securities)

[data from pie chart]

Mortgage Pass Thru                           25.2%
Short-Term Investments                       20.5%
Collateralized Mortgage Obligations          13.9%
U.S. Treasury Securities                     11.8%
Corporate Bonds                              10.5%
U.S. Government Agency Securities             7.7%
Asset-Backed Securities                       6.7%
Foreign Corporate Bonds                       2.4%
Private Placement                             0.9%
Preferred Stocks                              0.2%
Sovereign Governments and Agencies            0.2%

--------------------------------------------------------------------------------
    Duration:  9.34 YEARS
--------------------------------------------------------------------------------
    30 Day SEC Yield:  6.44%

DISTRIBUTED BY FUNDS DISTRIBUTOR, INC. J.P. MORGAN INVESTMENT MANAGEMENT INC. SERVES AS INVESTMENT ADVISOR. SHARES OF THE FUND ARE NOT INSURED BY THE FDIC, ARE NOT BANK DEPOSITS OR OTHER OBLIGATIONS OF THE FINANCIAL INSTITUTION AND
ARE NOT GUARANTEED BY THE FINANCIAL INSTITUTION. SHARES OF THE FUND ARE SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED. RETURN AND SHARE PRICE WILL FLUCTUATE AND REDEMPTION VALUE MAY BE MORE OR LESS THAN ORIGINAL COST.

Opinions expressed herein are based on current market conditions and are subject to change without notice. The Fund invests through a master portfolio (another fund with the same objective).


CALL J.P. MORGAN FUNDS SERVICES AT (800) 766-7722 FOR A PROSPECTUS CONTAINING MORE COMPLETE INFORMATION ABOUT THE FUND, INCLUDING MANAGEMENT FEES AND OTHER EXPENSES. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

J.P. MORGAN INSTITUTIONAL BOND FUND
STATEMENT OF ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

OCTOBER 31, 2000

ASSETS
Investment in The U.S. Fixed Income
   Portfolio ("Portfolio"), at value                            $909,963,599
Receivable for Shares of Beneficial Interest Sold                    726,441
Prepaid Trustees' Fees and Expenses                                    1,032
Prepaid Expenses and Other Assets                                      2,358
                                                                ------------
TOTAL ASSETS                                                     910,693,430
                                                                ------------
LIABILITIES
Dividends Payable to Shareholders                                  2,228,788
Payable for Shares of Beneficial Interest Redeemed                   908,370
Shareholder Servicing Fee Payable                                     76,617
Administrative Services Fee Payable                                   18,332
Fund Services Fee Payable                                                626
Administration Fee Payable                                               357
Accrued Expenses and Other Liabilities                                48,989
                                                                ------------
TOTAL LIABILITIES                                                  3,282,079
                                                                ------------
NET ASSETS
Applicable to 96,270,569 Shares of
    Beneficial Interest Outstanding
    (par value $0.001, unlimited shares authorized)             $907,411,351
                                                                ============
Net Asset Value, Offering and Redemption Price Per Share               $9.43
                                                                ============
ANALYSIS OF NET ASSETS
Paid-in Capital                                                 $950,358,950
Undistributed Net Investment Income                                  787,436
Accumulated Net Realized Loss on Investment                     (43,481,266)
Net Unrealized Depreciation of Investment                          (253,769)
                                                                ------------
NET ASSETS                                                      $907,411,351
                                                                ============

      The Accompanying Notes are an Integral Part of the Financial Statements.
6

J.P. MORGAN INSTITUTIONAL BOND FUND
STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

FOR THE YEAR ENDED OCTOBER 31, 2000

INVESTMENT INCOME
INCOME
Allocated Investment Income from Portfolio                         $64,227,932
Allocated Portfolio Expenses                                       (3,281,098)
                                                                   -----------
    Net Investment Income Allocated from Portfolio                  60,946,834
                                                                   -----------
FUND EXPENSES
Shareholder Servicing Fee                                             935,096
Administrative Services Fee                                           227,964
Registration Fees                                                      31,539
Transfer Agent Fees                                                    24,209
Financial and Fund Accounting Services Fee                             24,138
Professional Fees                                                      17,092
Fund Services Fee                                                      14,922
Trustees' Fees and Expenses                                            11,373
Administration Fee                                                     10,607
Printing Expenses                                                       4,192
Miscellaneous                                                          34,954
                                                                   ----------
    Total Fund Expenses                                             1,336,086
                                                                   ----------
NET INVESTMENT INCOME                                              59,610,748
                                                                   ----------
REALIZED AND UNREALIZED GAIN (LOSS)

NET REALIZED LOSS ON INVESTMENT ALLOCATED FROM PORTFOLIO          (16,526,901)
                                                                   -----------
NET CHANGE IN UNREALIZED DEPRECIATION ON INVESTMENT
  ALLOCATED FROM PORTFOLIO                                         16,693,755
                                                                   ----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS              $59,777,602
                                                                  ===========

The Accompanying Notes are an Integral Part of the Financial Statements.
   7

J.P. MORGAN INSTITUTIONAL BOND FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

FOR THE YEARS ENDED OCTOBER 31

INCREASE (DECREASE) IN NET ASSETS                                     2000                   1999
FROM OPERATIONS
Net Investment Income                                         $     59,610,748       $     62,191,633
Net Realized Loss on Investment Allocated from Portfolio           (16,526,901)           (27,022,152)
Net Change in Unrealized Appreciation (Depreciation)
  of Investment Allocated from Portfolio                           16,693,755             (35,531,858)
                                                           ---------------------  -----------------------
     Net Increase (Decrease) in Net Assets
       Resulting from Operations                                   59,777,602              (362,377)
                                                           ---------------------  -----------------------
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                              (54,610,748)            (62,215,212)
In Excess of Net Investment Income                                    (224,080)                  -
Net Realized Gain                                                            -             (12,005,693)
                                                           ---------------------  -----------------------
     Total Distributions to Shareholders                           (59,834,828)            (74,220,905)
                                                           ---------------------  -----------------------
TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST
Proceeds from Shares of Beneficial Interest Sold                   221,331,294             480,233,149
Reinvestment of Distributions                                       31,001,244              43,213,102
Cost of Shares of Beneficial Interest Redeemed                    (386,193,891)            (408,943,673)
                                                           ---------------------  -----------------------
     Net Increase (Decrease) from Transactions
        in Shares of Beneficial Interest                          (133,861,353)             114,502,578
                                                           ---------------------  -----------------------
     Total Increase (Decrease) in Net Assets                      (133,918,579)              39,919,296
                                                           ---------------------  -----------------------
NET ASSETS
Beginning of Year                                                1,041,329,930            1,001,410,634
                                                           ---------------------  -----------------------
End of Year                                                    $   907,411,351           $1,041,329,930
                                                           =====================  =======================
Undistributed Net Investment Income                                   $787,436               $1,008,699
                                                           =====================  =======================
TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST
Shares of Beneficial Interest Sold                                  23,746,817               49,431,842
Shares of Beneficial Interest Reinvested                             3,322,810                4,432,438
Shares of Beneficial Interest Redeemed                             (41,432,669)             (42,354,105)
                                                           ---------------------  -----------------------
     Net Increase (Decrease) in Shares of
       Beneficial Interest                                         (14,363,042)              11,510,175
                                                           =====================  =======================

      The Accompanying Notes are an Integral Part of the Financial Statements.
8

J.P. MORGAN INSTITUTIONAL BOND FUND

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT
EACH YEAR ARE AS FOLLOWS:

                                                                        FOR THE YEARS ENDED OCTOBER 31
                                                           2000         1999         1998           1997           1996
 .                                                       -------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF YEAR                        $9.41        $10.10       $10.01         $ 9.84          $9.98
                                                        ------------------------------------------------------------------
INCOME FROM INVESTMENT OPERATIONS
Net Investment Income                                      0.60         0.57         0.64           0.65           0.61
Net Realized and Unrealized Gain (Loss) on Investment      0.02        (0.57)        0.15           0.18          (0.11)
                                                        ------------------------------------------------------------------
Total From Investment Operations                           0.62          -           0.79           0.83           0.50
                                                        ------------------------------------------------------------------
LESS DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                      (0.60)      (0.57)       (0.63)         (0.64)         (0.61)
In Excess of Net Investment Income                         (0.00)(a)     -            -              -              -
Net Realized Gain                                           -          (0.12)       (0.07)         (0.02)         (0.03)
                                                        ------------------------------------------------------------------
Total Distributions to Shareholders                       (0.60)       (0.69)       (0.70)         (0.66)         (0.64)
                                                        ------------------------------------------------------------------
NET ASSET VALUE, END OF YEAR                              $9.43         $9.41       $10.10         $10.01          $9.84
                                                        ==================================================================
RATIOS AND SUPPLEMENTAL DATA
Total Return                                               6.83%        0.03%        8.18%          8.78%          5.21%
Net Assets, End of Year (in thousands)                   $907,411    $1,041,330   $1,001,411      $912,054       $836,066
Ratios to Average Net Assets
    Net Expenses                                           0.49%        0.50%        0.49%          0.50%          0.50%
Net Investment Income                                      6.37%        5.92%        6.32%          6.59%          6.28%
Expenses without Reimbursement                             0.49%        0.51%        0.50%          0.50%          0.53%

(a) Less than $0.005


The Accompanying Notes are an Integral Part of the Financial Statements.
9

J.P. MORGAN INSTITUTIONAL BOND FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

OCTOBER 31, 2000
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--J.P. Morgan Institutional Bond Fund (the "Fund") is a separate series of J.P. Morgan Institutional Funds, a Massachusetts business trust (the "Trust"), which was organized on November 4, 1992. The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Fund commenced operations on July 26, 1993.

    The Fund invests all of its investable assets in The U.S. Fixed Income Portfolio (the "Portfolio"), a diversified open-end management investment company having the same investment objective as the Fund. The value of such investment included in the Statement of Assets and Liabilities reflects the Fund's proportionate interest in the net assets of the Portfolio (approximately 56% at October 31, 2000). The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements.

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the Fund:

    SECURITY VALUATION--Valuation of securities by the Portfolio is discussed in
Note 1 of the Portfolio's Notes to Financial Statements that are included elsewhere in this report.

    SECURITY TRANSACTIONS--Security transactions are accounted for as of the trade date. Realized gains and losses are determined on the identified cost basis, which is also used for federal income tax purposes.

    INVESTMENT INCOME--The Fund earns income, net of expenses, daily on its investment in the Portfolio. All net investment income, realized and unrealized gains and losses of the Portfolio is allocated pro-rata among the Fund and other investors in the Portfolio at the time of such determination.

    EXPENSES--Expenses incurred by the Trust with respect to any two or more Funds in the Trust are allocated in proportion to the net assets of each Fund in the Trust, except where allocations of direct expenses to each Fund can otherwise be made fairly.

    INCOME TAX STATUS--It is the Fund's policy to distribute all net investment income and net realized gains to shareholders and to otherwise qualify as a regulated investment company under the provisions of the Internal Revenue Code. Accordingly, no provision has been made for federal or state income taxes.

    DISTRIBUTIONS TO SHAREHOLDERS--Distributions to a shareholder are recorded on the ex-dividend date. Distributions from net investment income are declared daily and paid monthly. Distributions from net realized gains, if any, are paid annually.

--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES

    ADMINISTRATIVE SERVICES--The Trust has an Administrative Services Agreement (the "Services Agreement") with Morgan Guaranty Trust of New York ("Morgan") under which Morgan is responsible for certain aspects of the administration and operation of the Fund. Under the Services Agreement, the Fund has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the Trust and certain other registered investment companies for which J.P. Morgan Investment Management Inc. ("JPMIM") acts as investment advisor in accordance with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion less the complex-wide fees payable to Funds Distributor, Inc. The portion of this charge payable by the Fund is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which Morgan provides similar services.

    ADMINISTRATION--The Trust has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as the co-administrator and distributor for the Fund. Under a Co-Administration Agreement between FDI and the Trust, FDI provides administrative services necessary for the operations of the Fund, furnishes office space and facilities required for conducting the business of the Fund and pays the compensation of the Fund's officers affiliated with FDI. The Fund has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The portion of this charge payable by the Fund is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which FDI provides similar services.

J.P. MORGAN INSTITUTIONAL BOND FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)

OCTOBER 31, 2000
--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES (CONTINUED)

    SHAREHOLDER SERVICING--The Trust has a Shareholder Servicing Agreement with Morgan under which Morgan provides account administration and personal account maintenance service to Fund shareholders. The agreement provides for the Fund to pay Morgan a fee for these services that is computed daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Fund.

    FUND SERVICES--The Trust has a Fund Services Agreement with Pierpont Group, Inc. ("PGI") to assist the Trustees in exercising their overall supervisory responsibilities for the Trust's affairs. The Trustees of the Trust represent all the existing shareholders of PGI.

    Each Trustee receives an aggregate annual fee of $75,000 for serving on the boards of the Trust, the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, and other registered investment companies in which they invest. The Trustees' Fees and Expenses shown in the financial statements represent the Fund's allocated portion of the total Trustees' fees and expenses. The Trust's Chairman and Chief Executive Officer also serves as Chairman of PGI and receives compensation and employee benefits from PGI. The allocated portion of such compensation and benefits included in the Fund Services Fee shown on the Statement of Operations was $2,800.

--------------------------------------------------------------------------------
3. FEDERAL INCOME TAXES

    For federal income tax purposes, the Fund had a capital loss carryforward as of October 31, 2000, of approximately $43,138,433 of which $26,404,085 expires in the year 2007 and $16,734,348 in the year 2008. Accordingly, no capital gains distribution is expected to be paid to shareholders until net gains have been realized in excess of this amount.

    Income distributions and capital gain distributions, if any, are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to the differing treatment of net operating losses, foreign currency and tax allocation. Accordingly, these permanent differences in the character of income and distributions between financials statements and tax basis have been reclassified to paid-in-capital. During the year ended October 31, 2000 the following reclassifications were made: increase Undistributed Net Investment Income by $2,817, decrease Paid-in- Capital by $122,120 and decrease Accumulated Net Realized Loss on Investment by $119,303. The adjustments are primarily attributable to foreign currency reclasses. Net investment income, net realized gains and net assets were not affected by this change.

--------------------------------------------------------------------------------
4. BANK LOANS

    The Fund may borrow money for temporary or emergency purposes, such as funding shareholder redemptions. Effective May 23, 2000, the Fund, along with certain other Funds managed by JPMIM, entered into a $150,000,000 bank line of credit agreement with DeutscheBank. Borrowings under the agreement will bear interest at approximate market rates and a commitment fee is charged at an annual rate of 0.085% on the unused portion of the committed amount.

--------------------------------------------------------------------------------
5. SUBSEQUENT EVENTS

    On September 13, 2000, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation announced that they have entered into an agreement and plan of merger. The transaction is expected to close in December 2000 and is subject to approval by shareholders of both companies.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Trustees and Shareholders of
J.P. Morgan Institutional Bond Fund

In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of J.P. Morgan Institutional Bond Fund (one of the series constituting part of the J.P. Morgan Institutional Funds, hereafter referred to as the "Fund") at October 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
December 21, 2000

THE U.S. FIXED INCOME PORTFOLIO

Annual Report October 31, 2000

(The following pages should be read in conjunction with J.P. Morgan Institutional Bond Fund Annual Financial Statements)

THE U.S. FIXED INCOME PORTFOLIO - SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------

OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                        VALUE
--------------------------------------------------------------------------------

ASSET BACKED SECURITIES-6.7%
FINANCIAL SERVICES - 6.7%

   $10,000,000  Citibank Credit Card Master Trust I,
                  Series 1998-9, Class A, 5.30%, 1/9/06              $   9,609,300
    15,000,000  Conseco Finance Securitizations Corp.,
                  Series 2000-5, Class A3 SEQ, 7.21%, 2/1/32            15,000,000
     6,600,000  Daimler Chrysler Auto Trust, Series 2000
                  C, Class A2 SEQ, 6.81%, 7/6/03                         6,605,940
    21,000,000  Daimler-Benz Vehicle Trust, Series 1998 A,
                  Class A4 SEQ, 5.22%, 12/22/03                         20,625,780
    12,000,000  Discover Card Master Trust I,
                  Series 1998-4, Class A, 5.75%, 10/16/03               11,925,000
     5,000,000  First USA Credit Card Master Trust, Series
                  1999-1, Class C, 6.42%, 10/19/06                       4,846,875
     5,000,000  Ford Credit Auto Owner Trust, Series 1998
                  C, Class D, 7.70%, 1/15/04                             5,013,280
     5,000,000  Ford Credit Auto Owner Trust, Series 1999
                  A, Class D, 8.00%, 6/15/04                             5,035,940
    11,000,000  Ford Credit Auto Owner Trust, Series 2000
                  D, Class A2 SEQ, 7.06%, 4/15/03                       11,013,750
    15,486,192  Green Tree Financial Corporation,
                  Series 1993-3, Class B, 6.85%, 10/15/18               13,168,064
    10,000,000  Green Tree Financial Corporation,
                  Series 1999-5, Class B1, 9.20%, 4/1/31                 9,437,500
    19,855,000  Sears Credit Account Master Trust,
                  Series 1999-2, Class A, 6.35%, 2/16/07                19,712,243
                                                                ----------------------
TOTAL ASSET BACKED SECURITIES                                          131,993,672
                                                                ----------------------
  (Cost $132,976,489)

COLLATERALIZED MORTGAGE OBLIGATIONS - 13.9%

FINANCIAL SERVICES - 13.9%

   26,549,732  Chase Commercial Mortgage Securities
                 Corp., Series 1998-2, Class A2 SEQ,
                 6.39%, 11/18/08                                     25,500,195
   20,000,000  Chase Manhattan Bank-First Union
                 National Bank, Series 1999-1, Class A2 SEQ,
                 7.44%, 7/15/09                                      20,362,500
    4,900,000  COMM, Series 2000 FL2A, Class H-NW,
                 Floater, 7.97%, 11/15/00, resets monthly
                 off the 1-month LIBOR plus 1.35% with
                 no caps                                              4,900,000
   10,000,000  Commercial Mortgage Acceptance Corp.,
                 Series 1998-C2, Class D, 6.75%, 11/15/09             9,400,000
   42,660,000  DLJ Commercial Mortgage Corporation,
                 Series 2000-CF1, Class A1B SEQ,
                 7.62%, 5/10/10                                      43,673,175
      529,704  FHLMC, Series 1980, Class C SEQ,
                 6.85%, 10/15/21                                        527,717
   28,873,164  First Nationwide Trust, Series 1999-4,
                 Class 3PA1 SEQ, 6.50%, 10/19/29                     27,122,584
   20,000,000  First Union Commercial Mortgage Trust,
                 Series 1999-C1, Class A2 SEQ,
                 6.07%, 10/15/08                                     18,812,500

PRINCIPAL AMOUNT                                                        VALUE
-------------------------------------------------------------------------------

 $  8,895,000  GMAC Commercial Mortgage Securities
               Inc., Series 1997-C1, Class A3 SEQ,
               6.87%, 8/15/07                                  $      8,786,597
    5,000,000  GS Mortgage, Series 2000 F, Floater,
               8.37%, 11/15/00                                        5,000,000
    6,950,000  Heller Financial Commercial Mortgage
               Asset, Series 1999-PH1, Class A2 SEQ,
               6.85%, 5/15/31                                         6,829,459
   42,943,000  LB-UBS Commerical Mortgage Trust,
               Series 2000-C3, Class A2 SEQ,
               7.95%, 1/15/10                                        44,593,643
    7,830,000  Morgan Stanley Capital I,
               Series 1998-XL2, Class A2 SEQ,
               6.17%, 10/3/08                                         7,393,235
   30,000,000  Mortgage Capital Funding, Inc.,
               Series 1998-MC2, Class A2 SEQ,
               6.42%, 5/18/08                                        28,800,000
   12,500,000  PNC Mortgage Acceptance Corp.,
               Series 2000-C1, Class A2 SEQ,
               7.61%, 2/15/10                                        12,828,125
    6,245,000  PNC Mortgage Acceptance Corp.,
               Series 2000-C2, Class A2 SEQ,
               7.30%, 9/12/10                                         6,269,393
    2,253,150  SACO I Inc. Series 1997-2,
               Class 1A5 SEQ, 7.00%, 8/25/36                          2,083,812
      801,712  Vendee Mortgage Trust, Series 1997-1,
                Class 2C SEQ, 7.50%, 9/15/17                            800,959
                                                                ----------------------
 TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS                          273,683,894
                                                                ----------------------
  (Cost $271,173,312)

CORPORATE BONDS-10.5%

BANKS - 1.1%
    2,010,000  Bank One Capital III, 8.75%, 9/1/30                      1,954,524
    8,500,000  Capital One Bank, 8.25%, 6/15/05                         8,545,985
    9,975,000  First Union National Bank, 7.80%, 8/18/10                9,939,689
                                                                ----------------------
                                                                       20,440,198
                                                                ----------------------
CHEMICALS - 0.3%
    1,000,000  Cytec Industries, Inc., 6.85%, 5/11/05                     931,120
    5,110,000  Rohm & Haas Co., 7.85%, 7/15/29                          4,986,338
                                                                ----------------------
                                                                        5,917,458
                                                                ----------------------
 DEFENSE/AEROSPACE - 0.5%
    8,530,000  Lockheed Martin Corp., 8.20%, 12/1/09                    8,878,621
                                                                ----------------------
ELECTRICAL UTILITY - 0.6%
      506,000  Cogentrix Energy Inc., 8.75%, 10/15/08                     507,265
    4,025,000  Dominion Resources Inc., Series 2010-A,
               8.13%, 6/15/10                                           4,150,017
    7,940,000  Dominion Resources Inc./VA, Series 2000 B,
               7.63%, 7/15/05                                            8,027,236
                                                                ----------------------
                                                                        12,684,518
                                                                ----------------------
 ENERGY RESERVES & PRODUCTION(z)
     500,000  Lasmo (USA) Inc., 6.75%, 12/15/07                            476,620
                                                                ----------------------

  The Accompanying Notes are an Integral Part of the Financial Statements.
14

THE U.S. FIXED INCOME PORTFOLIO - SCHEDULE OF INVESTMENTS
----------------------------------------------------------------------------
                                                                 (Continued)
OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                        VALUE
-------------------------------------------------------------------------------
FINANCIAL SERVICES - 3.6%

  $  5,493,316  500 Grant St. Association, 144A,
                  Series 1999 A, 6.46%, 12/1/08                  $    5,256,554
     3,400,000  CitiFinancial, 8.70%, 6/15/10                         3,681,010
     3,490,000  Comdisco, Inc., 6.38%, 11/30/01                       2,928,110
     4,205,000  Comdisco Inc., 9.50%, 8/15/03                         3,153,750
     5,000,000  ERAC USA Finance Co., 144A, 6.38%, 5/15/03            4,794,900
       135,000  Ford Motor Credit Co., 7.25%, 1/15/03                   135,342
     1,010,000  Ford Motor Credit Co., 7.38%, 10/28/09                  980,660
     6,500,000  Household Finance Corp., 8.00%, 5/9/05                6,647,095
     2,200,000  Keycorp Institutional Capital, Series 1996 B,
                  8.25%, 12/15/26                                     2,000,944
     4,475,000  McKesson Financial of Canada, 144A,
                  6.55%, 11/1/02                                      4,291,659
     6,000,000  Newcourt Credit Group Inc., 6.88%, 2/16/05            5,796,480
     8,835,000  NGC Corp. Capital Trust, Series 1997 B,
                  8.32%, 6/1/27                                       7,775,772
     1,834,912  Oil Purchase Company, 144A, 7.10%, 4/30/02            1,752,341
     1,765,000  Provident Financing Trust I, 7.41%, 3/15/38           1,303,523
    17,500,000  Washington Mutual Financial Corp.,
                  8.25%, 6/15/05                                     18,058,600
                                                                ----------------------
                                                                     68,556,740
                                                                ----------------------
FOOD & BEVERAGE - 0.1%
     1,410,000  Smithfield Foods Inc., 7.63%, 2/15/08                1,279,575
                                                                ----------------------
FOREST PRODUCTS & PAPER - 0.2%
     5,000,000  Champion International Corp., 7.10%, 9/1/05          4,899,250
                                                                ----------------------
GAS & WATER UTILITIES - 0.3%
     6,970,000  United Utilities Plc, 6.88%, 8/15/28                 5,544,077
                                                                ----------------------
MEDIA - 0.6%
     3,125,000  Adelphia Communications Corp.,
                  9.38%, 11/15/09                                    2,664,063
     5,540,000  Clear Channel Communications, 7.88%, 6/15/05         5,583,433
     2,500,000  Fox Sports Networks LLC, 8.88%, 8/15/07              2,512,500
     1,900,000  Lamar Media Corp., 8.63%, 9/15/07                    1,852,500
                                                                ----------------------
                                                                    12,612,496
                                                                ----------------------
MEDICAL PROVIDERS & SERVICES(Z)
     2,000,000  Mariner Post-Acute Network Inc., Series B,
                  9.50%, 4/1/06(d)(+)                                   10,000
                                                                ----------------------
MOTOR VEHICLES & PARTS - 0.1%
   2,500,000  DaimlerChrysler NA Holding Corp.,
                  6.90%, 9/1/04                                      2,466,600
                                                                ----------------------
MULTI-INDUSTRY - 0.2%
   5,000,000  Cendant Corporation, 7.75%, 12/1/03                    4,893,300
                                                                ----------------------
OIL SERVICES - 1.2%
  15,000,000  Enron Corp., 144A, 7.11%, 12/12/00,
                resets quarterly off the 3-month LIBOR plus
                0.45% with no caps                                  14,992,500
   1,497,000  Express Pipeline LP, 144A, Series 1998 B,
                7.39%, 12/31/17                                      1,278,064

PRINCIPAL AMOUNT/SHARES                                                 VALUE
-------------------------------------------------------------------------------

 $  4,000,000  Phillips Petroleum Co., 8.75%, 5/25/10            $    4,362,560
      350,000  Williams Cos. Inc., 6.20%, 8/1/02                        344,442
                                                                ----------------------
                                                                     20,977,566
                                                                ----------------------
RAILROADS - 0.3%
     1,601,413  Burlington Northern Railroad Co.,
                  7.33%, 6/23/10                                      1,605,240
     5,350,000  Canadian National Railway Co.,
                  7.00%, 3/15/04                                      5,286,710
                                                                ----------------------
                                                                      6,891,950
                                                                ----------------------
 REAL ESTATE INVESTMENT TRUST(z)
       830,000  Felcor Lodging LP, 144A, 9.50%, 9/15/08                 820,131
                                                                ----------------------
SEMICONDUCTOR - 0.1%
     3,125,000  Charter Communications Holdings,
                  LLC/ Charter Communications Holdings
                  Capital Corp., 8.25%, 4/1/07                        2,796,875
                                                                ----------------------
TELEPHONE - 1.0%
     4,125,000  Global Crossing Holding Limited,
                  9.13%, 11/15/06                                     3,939,375
     3,000,000  McLeodUSA Inc., 9.25%, 7/15/07                        2,790,000
     1,000,000  XO Communications Inc., 9.63%, 10/1/07                  835,000
       700,000  Qwest Capital Funding Inc., 6.88%, 7/15/28              614,936
    10,000,000  Sprint Capital Corp., 5.88%, 5/1/04                    9,518,100
     2,000,000  Williams Communications Group,
                  10.70%, 10/1/07                                      1,720,000
       500,000  WorldCom, Inc., 6.40%, 8/15/05                           482,035
                                                                ----------------------
                                                                      19,899,446
                                                                ----------------------
 TRUCKING & SHIPPING & AIR FREIGHT - 0.3%
    1,900,000  Atlantic Express, 10.75%, 2/1/04                        1,634,000
    4,681,987  FedEx Corp., Series 1999-1, Class C,
                 8.25%, 1/15/19                                        4,729,369
                                                                ----------------------
                                                                       6,363,369
                                                                ----------------------
 TOTAL CORPORATE BONDS                                               206,408,790
                                                                ----------------------
  (Cost $216,432,996)

PREFERRED STOCKS - 0.2%

ENTERTAINMENT - 0.2%
      150,000  AT&T Corp., 10.00%, 5/31/45                             3,796,875
                                                                ----------------------
  (Cost $4,087,500)

FOREIGN CORPORATE BONDS - 2.4%

BANKS - 0.2%
    4,000,000  Barclays Bank Plc, 144A, 8.55%, 9/29/49                 4,026,800
                                                                ----------------------
ELECTRICAL EQUIPMENT - 0.1%
    1,785,000  Legrand S.A., 8.50%, 2/15/25                            1,864,450
                                                                ----------------------

The Accompanying Notes are an Integral Part of the Financial Statements.
 15

THE U.S. FIXED INCOME PORTFOLIO - SCHEDULE OF INVESTMENTS
----------------------------------------------------------------------------
                                                                (Continued)
OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                        VALUE
-------------------------------------------------------------------------------
FINANCIAL SERVICES - 0.5%

$  7,220,000  HSBC Capital Funding LP, 144A,
               10.18%, 12/29/49, resets quarterly off the
               3-month LIBOR plus 4.98% with no caps                $  7,901,207
   2,250,000  Montell Finance Co. B.V., 144A, 8.10%, 3/15/27           2,022,885
                                                                ----------------------
                                                                       9,924,092
                                                                ----------------------
INFORMATION SERVICES - 0.4%
   8,760,000  Marconi Corporation Plc, 8.38%, 9/15/30                  8,353,799
                                                                ----------------------
TELEPHONE - 1.2%
  10,000,000  Deutsche Telekom International Finance,
                8.25%, 6/15/30                                        10,205,200
     300,000  Microcell Telecommunications Inc.,
               Series B, 11.99%, 6/1/06(y)                               288,000
  12,150,000  Telefonica Europe B.V., 8.25%, 9/15/30                  12,441,357
                                                                ----------------------
                                                                      22,934,557
                                                                ----------------------
TOTAL FOREIGN CORPORATE BONDS                                         47,103,698
                                                                ----------------------
  (Cost $48,063,160)

MORTGAGE PASS THRU - 25.2%
     1,032,790  FHLMC, 6.00%, 3/1/11 to 4/1/11                        1,000,680
           337  FHLMC, 12.50%, 8/1/14                                       379
    58,465,854  FNMA, 6.00%, 12/1/28 to 2/1/29                       54,836,488
    11,406,862  FNMA, 6.50%, 1/1/28 to 9/1/29                        10,966,121
     3,178,859  FNMA, 7.00%, 7/1/28 to 10/1/29                        3,115,249
       166,863  FNMA, 7.50%, 5/1/30                                     166,659
     1,899,247  FNMA, 8.00%, 8/1/22 to 6/1/27                         1,924,476
     8,010,000  FNMA, TBA, 6.50%, 11/1/30                             7,697,129
    71,310,000  FNMA, TBA, 7.00%, 11/1/15                            70,864,314
   107,234,000  FNMA, TBA, 7.00%, 9/1/29                            105,056,078
   157,605,000  FNMA, TBA, 7.50%, 12/1/30                           157,210,989
    51,325,080  GNMA, 6.50%, 6/15/28 to 12/15/28                     49,554,364
       193,732  GNMA, 7.00%, 12/15/08                                   194,521
     8,479,978  GNMA, 7.50%, 1/15/27 to 2/15/27                       8,516,441
       218,242  GNMA, 8.50%, 5/15/27                                    223,955
        62,710  GNMA, 9.00%, 12/15/19                                    65,512
    28,460,000  GNMA, TBA, 7.00%, 11/1/30                            28,051,030
                                                                ----------------------
TOTAL MORTGAGE PASS THRU                                            499,444,385
                                                                ----------------------
  (Cost $497,587,636)

PRIVATE PLACEMENTS - 0.9%

CO-OP APARTMENTS - 0.9%
   4,414,909  180 East End Avenue Note, secured by
                 first mortgage and agreement on co-op
                 apartment building in New York City,
                 6.88%, 1/1/29(f)                                     4,175,577

  10,900,383  200 East 57th Street, secured by first
                 mortgage and agreement on co-op
                 apartment building in New York City,
                 6.50%, 1/1/14(f)                                    10,110,105

PRINCIPAL AMOUNT                                                        VALUE
-------------------------------------------------------------------------------

 $  3,239,184  81 Irving Place Note, secured by first mortgage and agreement on co-op apartment building
                 in New York City, 6.95%, 1/1/29(f)             $    3,070,974
                                                                ----------------------
 TOTAL PRIVATE PLACEMENTS                                           17,356,656
                                                                ----------------------
  (Cost $18,554,476)

SOVEREIGN GOVERNMENTS AND AGENCIES - 0.2%
     4,700,000  Province of Quebec, 6.50%, 1/17/06                   4,610,465
                                                                ----------------------
   (Cost $4,751,612)

U.S. GOVERNMENT AGENCY SECURITIES - 7.7%
     61,175,000  FHLMC, 6.88%, 9/15/10(s)                           61,958,652
     59,297,000  FNMA, 7.00%, 7/15/05(s)                            60,418,306
     29,271,000  FNMA, 7.13%, 6/15/10(s)                            30,153,813
                                                                ----------------------
 TOTAL U.S. GOVERNMENT AGENCY SECURITIES                           152,530,771
                                                                ----------------------
  (Cost $151,845,810)

U.S. TREASURY SECURITIES - 11.8%
    38,155,000  U.S. Treasury STRIPS, PO, 6.47%, 11/15/15            15,604,250
    70,195,000  U.S. Treasury Bonds, 8.88%, 2/15/19                  92,251,673
     4,150,000  U.S. Treasury Bonds, 8.00%, 11/15/21                  5,129,151
    40,743,000  U.S. Treasury Bonds, 6.75%, 8/15/26                  44,855,598
     7,005,000  U.S. Treasury Bonds, 5.25%, 2/15/29                   6,375,671
       330,000  U.S. Treasury Notes, 6.75%, 5/15/05(s)                  342,118
    14,950,000  U.S. Treasury Notes, 6.88%, 5/15/06(s)               15,664,760
    50,965,000  U.S. Treasury Notes, 5.75%, 8/15/10(s)               50,917,093
                                                                ----------------------
TOTAL U.S. TREASURY SECURITIES                                      231,140,314
                                                                ----------------------
  (Cost $223,074,002)

SHORT-TERM INVESTMENTS - 20.5%

COMMERCIAL PAPER - 4.1%
   50,000,000  Morgan Stanley, 6.58%, 11/1/00(s)                      49,990,861
   30,719,000  Salomon Smith Barney 6.60%, 11/1/00(s)                 30,713,368
                                                                ----------------------
                                                                      80,704,229
                                                                ----------------------
 INVESTMENT COMPANIES - 16.3%
  320,833,615  J.P. Morgan Institutional Prime
                 Money Market Fund(s)*                               320,833,615
                                                                ----------------------
U.S. TREASURY SECURITIES - 0.1%
 $ 2,700,000    U.S. Treasury Notes, 5.63%, 11/30/00(s)               2,698,552
                                                                ----------------------
TOTAL SHORT-TERM INVESTMENTS                                        404,236,396
                                                                ----------------------
  (Cost $404,252,425)

TOTAL INVESTMENT SECURITIES - 100.0%                              $1,972,305,916
                                                                ======================
  (Cost $1,972,799,418)

     The Accompanying Notes are an Integral Part of the Financial Statements.
16

THE U.S. FIXED INCOME PORTFOLIO - SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000

FUTURES CONTRACTS

                                                                               NET
                                                                            UNREALIZED
                                    EXPIRATION       UNDERLYING FACE       APPRECIATION
PURCHASED                              DATE         AMOUNT AT VALUE       (DEPRECIATION)
------------------------------------------------------------------------------------------
420 U.S. Two-Year Treasury Note    December 2000      $84,052,500           $(160,122)
353 U.S. Five-Year Treasury Note   December 2000       35,542,688             334,510
                                                  -------------------   ------------------
                                                     $119,595,188            $174,388
                                                  ===================   ==================

                                                                               NET
                                                                           UNREALIZED
                                      EXPIRATION     UNDERLYING FACE      APPRECIATION
SOLD                                    DATE         AMOUNT AT VALUE     (DEPRECIATION)
------------------------------------------------------------------------------------------
1,115 U.S. Ten-Year Treasury Note   December 2000    $112,283,990          $(746,864)
  133 U.S. Five-Year Treasury Note  December 2000     13,279,219              25,956
                                                  -------------------   ------------------
                                                     $125,563,209          $(720,908)
                                                  ===================   ==================

PERCENT OF FOREIGN BONDS

CANADA              0.2%
FRANCE              0.1%
GERMANY             0.5%
NETHERLANDS         0.8%
UNITED KINGDOM      1.0%

FHLMC - Federal Home Loan Mortgage Corporation
FNMA - Federal National Mortgage Association
GNMA - Government National Mortgage Association
LIBOR - London Interbank Offered Rate
PO - Principal only
resets - The frequency with which a security's coupon changes, based on current market conditions or an underlying index.
SEQ - Sequential Payor
STRIPS - Separate Trading of Registered Interest and Principal of Securities. TBA - Securities purchased (sold) on a forward commitment basis with an approximate principal amount and no definite maturity date. The actual principal amount and maturity will be determined upon settlement.
144A - Securities restricted for resale to Qualified Institutional Buyers
(d)  Defaulted security
(f) Illiquid and fair valued security. Approximately $17,356,656 or 0.9% of the market value of the securities have been valued at fair value.
(s) Security is fully or partially segregated with custodian as collateral for futures or with brokers as initial margin for futures contracts.
(y)  Yield to maturity
(z)  Category is less than 0.05% of total investment securities.
 *  Money Market Mutual Fund registered under the Investment Act of 1940, as amended, and advised by J.P. Morgan Investment Management, Inc.
 (+)   Non-income producing security

THE U.S. FIXED INCOME PORTFOLIO
STATEMENT OF ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

OCTOBER 31, 2000

ASSETS
Investments at  Value (Cost $1,972,799,418)                    $1,972,305,916
Receivable for Investments Sold                                   215,449,468
Dividend and Interest Receivable                                   16,802,427
Variation Margin Receivable                                           297,047
Prepaid Trustees' Fees and Expenses                                     5,633
Prepaid and Other Assets                                               56,659
                                                           ---------------------
TOTAL ASSETS                                                    2,204,917,150
                                                           ---------------------
LIABILITIES
Payable for Investments Purchased                                 581,887,694
Advisory Fee Payable                                                  411,029
Due to Custodian                                                       52,420
Administration Service Fee Payable                                     32,785
Fund Services Fee Payable                                               1,108
Accrued Expenses and Other Liabilities                                123,828
                                                           ---------------------
TOTAL LIABILITIES                                                 582,508,864
                                                           ---------------------
NET ASSETS
Applicable to Investors' Beneficial Interests                  $1,622,408,286
                                                           ====================

     The Accompanying Notes are an Integral Part of the Financial Statements.
18

THE U.S. FIXED INCOME PORTFOLIO
STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

FOR THE YEAR ENDED OCTOBER 31, 2000

INVESTMENT INCOME
INCOME
Interest Income                                                      $84,404,356
Dividend Income (Net of Foreign Withholding Tax of $2,250)               856,607
Dividend Income from Affiliated Investments
  (includes reimbursement from
  affiliate of $719,202)                                              20,927,976
                                                                   -------------
    Investment Income                                                106,188,939
                                                                   -------------
EXPENSES
Advisory Fee                                                           4,648,013
Administrative Services Fee                                              377,452
Custodian Fees and Expenses                                              265,117
Professional Fee                                                          62,299
Fund Services Fee                                                         24,445
Trustees' Fees and Expenses                                               17,961
Administration Fee                                                        11,454
Printing Expenses                                                         10,427
Insurance Expenses                                                         3,710
                                                                   -------------
    Total Expenses                                                     5,420,878
                                                                   -------------
NET INVESTMENT INCOME                                                100,768,061
                                                                   -------------
REALIZED AND UNREALIZED GAIN (LOSS)
NET REALIZED GAIN (LOSS) ON
   Investment Transactions                                         (33,777,183)
   Futures Contracts                                                  3,485,899
   Foreign Currency Contracts and Transactions                        9,635,475
                                                                   -------------
    Net Realized Loss                                               (20,655,809)
                                                                   -------------
NET CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) ON
   Investment Transactions                                           24,016,731
   Futures Contracts                                                    109,831
   Foreign Currency Contracts and Translations                        (876,484)
                                                                   -------------
    Net Change in Unrealized Appreciation                             23,250,078
                                                                   -------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                $103,362,330
                                                                   ==============

The Accompanying Notes are an Integral Part of the Financial Statements.
   19

THE U.S. FIXED INCOME PORTFOLIO
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

FOR THE YEARS ENDED OCTOBER 31

INCREASE IN NET ASSETS                                                          2000              1999

FROM OPERATIONS
Net Investment Income                                                   $   100,768,061       $  90,985,155
Net Realized Loss on Investments, Futures, and
   Foreign Currency Contracts and Transactions                             (20,655,809)         (40,014,602)
Net Change in Unrealized Appreciation (Depreciation) of Investments,
   Futures, and Foreign Currency Contracts and Translations                 23,250,078          (48,217,908)
                                                                        ------------------  -------------------
     Net Increase in Net Assets Resulting from Operations                  103,362,330            2,752,645
                                                                        ------------------  -------------------
TRANSACTIONS IN INVESTORS' BENEFICIAL INTERESTS
Contributions                                                              528,079,947           936,203,363
Withdrawals                                                                (607,155,670)        (688,024,126)
                                                                        ------------------  -------------------
     Net Increase (Decrease) from Transactions
       in Investors' Beneficial Interest                                   (79,075,723)          248,179,237
                                                                        ------------------  -------------------
     Total Increase in Net Assets                                           24,286,607           250,931,882
                                                                        ------------------  -------------------
NET ASSETS
Beginning of Year                                                         1,598,121,679         1,347,189,797
                                                                        ------------------  -------------------
End of Year                                                               $1,622,408,286       $1,598,121,679
                                                                        ==================  ===================

SUPPLEMENTARY DATA

                                               FOR THE YEARS ENDED OCTOBER 31
                                    2000         1999       1998       1997       1996
                                --------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS
    Net Expenses                   0.35%         0.36%      0.36%      0.37%      0.37%
    Net Investment Income          6.50%         6.05%      6.42%      6.70%      6.38%
Portfolio Turnover                  531%         465%        115%        93%       186%

    The Accompanying Notes are an Integral Part of the Financial Statements.
20

THE U.S. FIXED INCOME PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

OCTOBER 31, 2000
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--The U.S. Fixed Income Portfolio (the "Portfolio") is registered under the Investment Company Act of 1940, as amended (the "Act"), as a no load, diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on January 29, 1993. The Portfolio's investment objective is to provide a high total return consistent with moderate risk of capital. The Declaration of Trust permits the trustees to issue an unlimited number of beneficial interests in the Portfolio. The Portfolio commenced operations on July 12, 1993.

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the Portfolio.

    SECURITY VALUATIONS--Fixed Income Securities, (other than convertible bonds), with a maturity of 60 days or more held by Portfolio's other than money market funds will be valued each day based on readily available market quotations received from independent or affiliated commercial pricing services. Such pricing services will generally provide bidside quotations. Convertible bonds are valued at the last sale price on the primary exchange on which the bond is principally traded. When valuations are not readily available, securities are valued at fair value as determined in accordance with procedures adopted by the Trustees. All short-term securities with a remaining maturity of sixty days or less are valued using the amortized cost method.

    Trading in securities on most foreign exchanges and over-the-counter markets is normally completed before the close of the domestic market and may also take place on days on which the domestic market is closed. If events materially affecting the value of foreign securities occur between the time when the exchange on which they are traded closes and the time when the Portfolio's net assets are calculated, such securities will be valued at fair value in accordance with procedures established by and under the general supervision of the Portfolio's Trustees.

    REPURCHASE AGREEMENTS--The Portfolio's custodian (or designated subcustodians, as the case may be under tri-party repurchase agreements) takes possession of the collateral pledged for investments in repurchase agreements on behalf of the Portfolio. It is the policy of the Portfolio to mark-to-market the collateral on a daily basis to determine that the value, including accrued interest, is at least equal to the repurchase price plus accrued interest. In the event of default of the obligation to repurchase, the Portfolio has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In the event of default or bankruptcy by the seller of the agreement, realization and/or retention of the collateral or proceeds may be subject to legal proceedings.

    SECURITY TRANSACTIONS--Security transactions are accounted for as of the trade date. Realized gains and losses are determined on the identified cost basis, which is also used for federal income tax purposes.

    INVESTMENT INCOME--Dividend income less foreign taxes withheld (if any) is recorded as of the ex-dividend date or as of the time that the relevant ex-dividend and amount becomes known. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

    FUTURES CONTRACTS--The Portfolio may enter into futures contracts in order to hedge existing portfolio securities, or securities the Portfolio intends to purchase, against fluctuations in value caused by changes in prevailing market interest rates or securities movements and to manage exposure to changing interest rates and securities prices. The risks of entering into futures contracts include the possibility that the change in value of the contract may not correlate with the changes in value of the underlying securities. Upon entering into a futures contract, the Portfolio is required to deposit either cash or securities in an amount equal to a certain percentage of the contract value (initial margin). Subsequent payments (variation margin) are made or received daily, in cash, by the Portfolio. The variation margin is equal to the daily change in the contract value and is recorded as unrealized gain or loss. The Portfolio will recognize a gain or loss when the contract is closed or expires.

    FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS--The Portfolio may enter into forward foreign currency exchange contracts to facilitate transactions of securities denominated in a foreign currency or to manage the Portfolio's exposure to foreign currency exchange fluctuations. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Portfolio and the resulting unrealized appreciation or depreciation are determined daily using prevailing exchange rates. The Portfolio bears the risk of an unfavorable change in the foreign currency exchange rate underlying the forward contract. Additionally, losses may arise if the counterparties do not perform under the contract terms.

    COMMITMENTS--The Portfolio may enter into commitments to buy and sell investments to settle on future dates as part of their normal investment activities. These commitments are reported at market value in the financial statements. Credit risk exists on these commitments to the extent of any unrealized gains on the underlying securities purchased and any unrealized losses on the underlying securities sold. Market risk exists on these commitments to the same extent as if the securities were owned on a settled basis and gains and losses are recorded and reported

THE U.S. FIXED INCOME PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                  (Continued)
OCTOBER 31, 2000

--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

in the same manner. However, during the commitment period, these investments earn no interest or dividends.

    RESTRICTED AND ILLIQUID SECURITIES--The Portfolio is permitted to invest in securities that are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult. At the end of the period, the Portfolio had no investments in restricted securities and investments of $17,356,656, which represent 1.1% of the Portfolio's net assets in illiquid securities.

    INCOME TAX STATUS--The Portfolio intends to be treated as a partnership for federal income tax purposes. As such, each investor in the Portfolio will be taxed on its share of the Portfolio's ordinary income and capital gains. It is intended that the Portfolio's assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the provisions of the Internal Revenue Code.

    FOREIGN TAXES--The Portfolio may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Portfolio will accrue such taxes and recoveries as applicable, based upon their current interpretation of tax rules and regulations that exist in the markets in which they invest.

--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES

    ADVISORY--The Portfolio has an Investment Advisory Agreement with J.P. Morgan Investment Management Inc. ("JPMIM"), an affiliate of Morgan Guaranty Trust Company of New York ("Morgan") and a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Under the terms of the agreement, the Portfolio pays JPMIM at an annual rate of 0.30% of the Portfolio's average daily net assets.

    The Portfolio may invest in one or more affiliated money market funds: J.P. Morgan Institutional Prime Money Market Fund, J.P. Morgan Institutional Tax Exempt Money Market Fund, J.P. Morgan Institutional Federal Money Market Fund, and J.P. Morgan Institutional Treasury Money Market Fund. The Advisor has agreed to reimburse its advisory fee from the Portfolio in an amount to offset any investment advisory, administrative fee and shareholder servicing fees related to a Portfolio investment in an affiliated money market fund.

    ADMINISTRATIVE SERVICES--The Portfolio has an Administrative Services Agreement (the "Services Agreement") with Morgan under which Morgan is responsible for certain aspects of the administration and operation of the Portfolio. Under the Services Agreement, the Portfolio has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the Portfolio and certain other registered investment companies for which JPMIM acts as investment advisor in accordance with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion less the complex-wide fees payable to Funds Distributor, Inc. The portion of this charge payable by the Portfolio is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which Morgan provides similar services.

    ADMINISTRATION--The Portfolio has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as the co-administrator and distributor for the Portfolio. Under a Co-Administration Agreement between FDI and the Portfolio, FDI provides administrative services necessary for the operations of the Portfolio, furnishes office space and facilities required for conducting the business of the Portfolio and pays the compensation of the Portfolio's officers affiliated with FDI. The Portfolio has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The portion of this charge payable by the Portfolio is determined by the proportionate share that its net assets bear to the net assets of the Portfolio and certain other investment companies for which FDI provides similar services.

    FUND SERVICES--The Portfolio has a Fund Service Agreement with Pierpont Group, Inc. ("PGI") to assist the Trustees in exercising their overall supervisory responsibilities for the Portfolio's affairs. The Trustees of the Portfolio represent all the existing shareholders of PGI.

    Each Trustee receives an aggregate annual fee of $75,000 for serving on the boards of the Trust, the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, and other registered investment companies in which they invest. The trustees' fees and expenses shown in the financial statements represent the Fund's allocated portion of the total Trustees' fees and expenses. The Trust's Chairman and Chief Executive Officer also serves as Chairman of PGI and

THE U.S. FIXED INCOME PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)

OCTOBER 31, 2000
--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES (CONTINUED)

    receives compensation and employee benefits from PGI. The allocated portion of such compensation and benefits included in the Fund Services Fee shown on the Statement of Operations was $4,600.

--------------------------------------------------------------------------------
3. FEDERAL INCOME TAXES

    As of October 31, 2000, accumulated net unrealized depreciation was $1,490,129, based on the aggregate cost of investments for federal income tax purposes of $1,973,796,045, which consisted of unrealized appreciation of $15,895,128 and unrealized depreciation of $17,385,257.

--------------------------------------------------------------------------------
4. INVESTMENT TRANSACTIONS

    During the year ended October 31, 2000, the Portfolio purchased $5,775,778,315 of U.S. Government securities and sold $5,537,371,197 of U.S. Government securities. Purchases and sales of investment securities other than U.S. Government securities and short-term investments were $2,607,572,782 and $2,378,729,859 respectively.

--------------------------------------------------------------------------------
5. CONCENTRATION OF CREDIT RISK

    The Portfolio may have elements of risk not typically associated with investments in the United States due to concentrated investments in a limited number of countries or regions which may vary throughout the year. Such concentrations may subject the Portfolio to additional risks resulting from political or economic conditions in such countries or regions and the possible imposition of adverse governmental laws or currency exchange restrictions could cause the securities and their markets to be less liquid and their prices more volatile than those of comparable U.S. securities.

    The ability of the issuers of debt, asset-backed and mortgage-backed securities to meet their obligations may be affected by the economic and political developments in a specific industry or region. The value of asset-backed and mortgage-backed securities can be significantly affected by changes in interest rates or rapid principal payments including prepayments.

    As to illiquid investments, a Portfolio is subject to the risk that should the Portfolio decide to sell them when a ready buyer is not available at a price the Portfolio deems representative of their value, the value of the Portfolio's net assets could be adversely affected.

--------------------------------------------------------------------------------
6. CREDIT AGREEMENT

    The Portfolio is party to a revolving line of credit agreement (the "Agreement") as discussed more fully in Note 4 of the Fund's Notes to the Financial Statements which are included elsewhere in this report.

--------------------------------------------------------------------------------
7. SUBSEQUENT EVENTS

    On September 13, 2000, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation announced that they have entered into an agreement and plan of merger. The transaction is expected to close in December 2000 and is subject to approval by shareholders of both companies.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Trustees and Investors of
The U.S. Fixed Income Portfolio

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the supplementary data present fairly, in all material respects, the financial position of The U.S. Fixed Income Portfolio (the "Portfolio") at October 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the supplementary data for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and supplementary data (hereafter referred to as "financial statements") are the responsibility of the Portfolio's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

  PricewaterhouseCoopers LLP
  New York, New York
  December 21, 2000

[back cover]

J.P. MORGAN INSTITUTIONAL FUNDS

       Federal Money Market Fund
           ---------------------------------------------------------------------
       Prime Money Market Fund
           ---------------------------------------------------------------------
       Treasury Money Market Fund
           ---------------------------------------------------------------------
       Tax Aware Enhanced Income Fund:
           Institutional Shares
           ---------------------------------------------------------------------
       Tax Exempt Money Market Fund
           ---------------------------------------------------------------------
       Short Term Bond Fund
           ---------------------------------------------------------------------
       Bond Fund
           ---------------------------------------------------------------------
       Global Strategic Income Fund
           ---------------------------------------------------------------------
       Tax Exempt Bond Fund
           ---------------------------------------------------------------------
       California Bond Fund:
           Institutional Shares
           ---------------------------------------------------------------------
       New York Tax Exempt Bond Fund
           ---------------------------------------------------------------------
       Diversified Fund
           ---------------------------------------------------------------------
       Disciplined Equity Fund
           ---------------------------------------------------------------------
       Large Cap Growth Fund:
            Institutional Shares
           ---------------------------------------------------------------------
       Tax Aware Discipline Equity Fund:
            Institutional Shares
           ---------------------------------------------------------------------
       U.S. Equity Fund
           ---------------------------------------------------------------------
       U.S. Small Company Fund
           ---------------------------------------------------------------------
       Emerging Markets Equity Fund
           ---------------------------------------------------------------------
       European Equity Fund
           ---------------------------------------------------------------------
       International Equity Fund
           ---------------------------------------------------------------------
       International Opportunities Fund
           ---------------------------------------------------------------------
       SmartIndex(tm) Fund:
           Institutional Shares
           ---------------------------------------------------------------------
       For more information on the J.P. Morgan
           Institutional Funds, call J.P.
           Morgan  Funds Services at (800) 766-7722.
           ---------------------------------------------------------------------

Morgan Guaranty Trust Company                                   MAILING
500 Stanton Christiana Road                                  INFORMATION
Newark, Delaware 19713-2107

IN-ANN-23750  1000